Exhibit 10.5

JERNIGAN CAPITAL, INC.

SECOND AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

STOCK UNITS AND RESTRICTED STOCK AGREEMENT

Jernigan Capital, Inc., a Maryland corporation (the “Company”), hereby grants stock units (“Stock Units”) to the Grantee named below, subject to the vesting and other conditions set forth below.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, this “Agreement”) and in the Company’s Second Amended and Restated 2015 Equity Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meanings given them in the Plan.

Name of Grantee:

Target Number of Stock Units:  []*

*    The actual number of Stock Units that vest will range from 0% to 200% of the Target Number of Stock Units, depending on the extent to which applicable vesting conditions are satisfied.

Grant Date:  [], 2020

Vesting Conditions:

Subject to the terms and conditions set forth in this Agreement and the Plan, (i) fifty percent (50%) of the Target Number of Stock Units (rounded up to the nearest whole number of Stock Units) (the “Peer Group Performance Units”) will vest based on the Company’s TSR percentile ranking relative to the TSR of the Peer Group Companies, measured over the Performance Period, and (ii) the remaining fifty percent (50%) of the Target Number of Stock Units (rounded down to the nearest whole number of Stock Units) (the “Index Performance Units”) will vest based on the Company’s TSR percentile ranking relative to the TSR of the Index Companies during the Performance Period, in each case in accordance with the following tables:

Peer Group Performance Units
Company’s TSR Ranking Relative to TSR of the Peer Group Companies	% of Target Number of Peer Group Performance Units that Vest*
Below 30th percentile	0%
30th percentile (Threshold)	50%
55th Percentile (Target)	100%
75th Percentile (Maximum	200%

Index Performance Units
Company’s TSR Ranking Relative to TSR of the Index Companies	% of Target Number of Index Performance Units That Vest*
Below 30th percentile	0%
30th Percentile (Threshold)	50%
55th Percentile (Target)	100%
75th Percentile (Maximum)	200%

*    If the Company’s TSR ranking is between Threshold and Target or between Target and Maximum, the portion of the Stock Units that vest will be determined using linear interpolation.

For purposes of this Agreement, the following definitions and rules will apply:

“Index Companies” means the companies in the MSCI US REIT Index (or, if the MSCI US REIT Index ceases to exist, such other index selected by the Committee); provided, however, that if the shares of any company in such index are not readily tradable on a national securities market as of the last day of the Performance Period, such company shall not be included in the group of Index Companies.

“Peer Group Companies” means CubeSmart, Life Storage, Inc., National Storage Affiliates Trust and all other internally managed equity real estate investment trusts with a Total Capitalization (as defined below) of less than $2 billion as of any determination date; provided, however, that if the shares of any company in such peer group are not readily tradable on a national securities market as of the last day of the Performance Period, such company shall not be included in the group of Peer Group Companies.

“Performance Period” means the period beginning January 1, 2020 and ending December 31, 2022, or an earlier date to the extent so provided in this Agreement or the Plan in connection with a Qualifying termination or a Change in Control.

“Total Capitalization” means, as of any determination date, the sum, without duplication of (i) the total debt of the applicable real estate investment trust and (ii) the total stockholder’s equity of the applicable real estate investment trust.

“TSR” means, as determined by the Committee, the cumulative total return per share with respect to the Company and each of the Peer Group Companies and the Index Companies over the Performance Period, as measured by the change in the applicable per share price, taking into account the assumed reinvestment of all dividends paid during the Performance Period, and expressed as a percentage comparing such cumulative total return to the applicable share price as of the beginning of the Performance Period.  For purposes of computing TSR: (i) any dividends paid by the Company or any of the Peer Group Companies or Index Companies shall be treated as having been reinvested at the closing stock price on the ex-dividend date; (ii) the share price as of the beginning of the Performance Period shall be the closing stock price on the first trading day in the Performance Period; and (iii) the ending share price used to calculate cumulative total return shall be the average closing stock price over the twenty (20) trading days ending on the last day of the Performance Period.  The Company’s percentile rank versus the Peer Group Companies and the Index Companies will be expressed as a percentage, with rounding to the nearest whole percent and with a tenth of a percent that is equal to or greater than 5 rounded up to the nearest whole percent.  The number of Stock Units that vest will be rounded to the nearest whole number of Stock Units, with a tenth of a percent that is equal to or greater than 5 rounded up to the nearest whole number of Stock Units.

Except as provided otherwise in this Agreement, to the extent the Stock Units vest, one Share of Restricted Stock will be issued for each Stock Unit that vests.  Fifty percent (50%) of the Shares of Restricted Stock shall vest on the sixtieth (60th) day following the last day of the Performance Period) and the remaining fifty percent (50%) of the Shares of Restricted Stock shall vest on the one (1)-year anniversary of the last day of the Performance Period, in each case subject to your continued Service through the applicable vesting date (except as otherwise provided in this Agreement or the Plan).

By your signature below, you agree to all of the terms and conditions described in this cover sheet, in the attached Stock Units and Restricted Stock Agreement and in the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

JERNIGAN CAPITAL, INC.

SECOND AMENDED AND RESTATED 2015 EQUITY INCENTIVE PLAN

STOCK UNITS AND RESTRICTED STOCK AGREEMENT

Stock Units

This Agreement evidences an award of Stock Units (and the right to receive Shares of Restricted Stock with respect to Stock Units that vest) subject to the vesting and other conditions set forth in the cover sheet, in this Stock Units and Restricted Stock Agreement and in the Plan.

Transfer of Stock Units and Restricted Stock

Neither the Stock Units nor any Shares of Restricted Stock issued under this Agreement may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Units or Shares of Restricted Stock be made subject to execution, attachment or similar process.  If you attempt to do any of these things, the Stock Units or Shares of Restricted Stock (as applicable) will immediately become forfeited.  For avoidance of doubt, the foregoing restrictions shall not apply after Shares of Restricted Stock vest.

Vesting

Vesting provisions applicable to the Stock Units and any Shares of Restricted Stock issued with respect to Stock Units that vest are set forth in the cover sheet, in this Stock Units and Restricted Stock Agreement and in the Plan; provided, however, that if you are party to an employment, severance, change in control or similar agreement or are a participant in a severance, change in control or similar plan maintained by the Company or an Affiliate, and the terms of such agreement or plan provide more favorable vesting terms, the terms of such agreement or plan shall control.

Qualifying Termination of Service

During Performance Period:

In the event of (i) a termination of your Service due to death or Disability, (ii) a termination of your Service by the Company or its Affiliate without Cause or (iii) a termination of your Service by you for Good Reason (each, a “Qualifying Termination”) during the Performance Period, the Stock Units will vest pro rata based on the Company’s relative TSR performance calculated in accordance with the cover sheet, except that for purposes of calculating the Company’s TSR and the TSR of the Peer Group Companies and the Index Companies, the last day of the Performance Period shall be deemed to be the date of the Qualifying Termination and the number of Stock Units that are determined to have vested based on such calculations shall be prorated by multiplying such number of Stock Units that vest by a fraction, the numerator of which is the number of days elapsed since the commencement of the Performance Period through the date of such Qualifying Termination (including the first day of the Performance Period and the day the Qualifying Termination occurs) and the denominator of which is the total number of days in the Performance Period (1,095 or, if the Performance Period includes a leap year, 1,096).  As soon as practicable (and in all events within sixty (60) days) after the date of the Qualifying Termination, one Share (which shall not be subject to additional vesting conditions) shall be issued for each vested Stock Unit that is deemed to have vested.

After Performance Period:

In the event of a Qualifying Termination after the last day of the Performance Period, but prior to vesting of any Shares of Restricted Stock issued in respect of any vested Stock Units, all such Shares of Restricted Stock will fully vest upon the date of the Qualifying Termination.  If the Qualifying Termination occurs after the end of the Performance Period but prior to determination of the number of Stock Units that will vest based on performance over the Performance Period, upon such determination, which shall in all events occur within sixty (60) days after the date of the Qualifying Termination, one Share (which shall not be subject to additional vesting conditions) will be issued for each Stock Unit that vests.

For purposes of this Agreement, unless defined otherwise in an employment, severance change in control or similar agreement or plan to which you are a party or in which you are a participant (in which case such definition will control) the terms “Disability, “Cause” and “Good Reason” shall have the meaning given to such terms in the Plan.

Change in Control

During the Performance Period:

Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control during the Performance Period, subject to your continued Service with the Company or its Affiliate through the consummation of such Change in Control, (i) if an acquirer of the Company (or a parent entity of the acquirer) assumes the Award during the Performance Period and the Committee determines that no modification of any of the performance-based vesting metrics set forth in this Agreement is required, there shall be no acceleration or other change to the vesting terms or performance criteria applicable to the Award, (ii) if an acquirer of the Company (or a parent entity of the acquirer) assumes the Award during the Performance Period and the Committee determines that modification of the performance-based vesting metrics set forth in this Agreement would be required, the Company’s relative TSR performance shall calculated as of the date of the Change in Control in accordance with the cover sheet, except that for purposes of calculating the Company’s TSR and the TSR of the Peer Group Companies and the Index Companies, the last day of the Performance Period shall be deemed to be the date of the Change in Control, and the terms of the Award shall otherwise remain the same, with continued Service required through December 31, 2020 (subject to accelerated vesting in connection with a Qualifying Termination) and (iii)  if an acquirer of the Company (or a parent entity of the acquirer) does not assume the Award, the Stock Units will become vested upon consummation of the Change in Control, with the number of Stock Units that vests determined based on the Company’s relative TSR performance calculated as of the date of the Change in Control in accordance with the cover sheet, except that for purposes of calculating the Company’s TSR and the TSR of the Peer Group Companies and the Index Companies, the last day of the Performance Period shall be deemed to be the date of the Change in Control.

After the Performance Period:

Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control after the Performance Period, subject to your continued Service with the Company or its Affiliate through the consummation of such Change in Control, any Shares of Restricted Stock issued pursuant to this Agreement that are outstanding as of the date of the Change in Control shall become 100% vested immediately prior to the consummation of the Change in Control.

Settlement of Stock Units/Issuance of Restricted Stock

To the extent the Stock Units vest, except as otherwise provided in this Agreement in connection with a Qualifying Termination or a Change in Control, one Share of Restricted Stock will be issued for each Stock Unit that vests, with each such Share of Restricted Stock subject to the vesting conditions set forth in the cover sheet, this Stock Units and Restricted Stock Agreement and the Plan.  Any such Shares of Restricted Stock shall be issued as soon as practicable (and in all events within sixty (60) days) after the last day of the Performance Period.

Dividends/Dividend Equivalent Rights

With Respect to Stock Units.

No dividends shall be payable in respect of the Stock Units; however, you may earn Dividend Equivalent Rights with respect to the Stock Units that vest.  The Dividend Equivalent Rights entitle you to payment (if the Stock Units vest) in an amount equal to the amount of any dividends that would have been paid to you had the Shares underlying such vested Stock Units been outstanding, provided the applicable record date for the dividend occurs between the Grant Date and the date of issuance of any Shares of Restricted Stock (or unrestricted Shares, as applicable).  Any such payments with respect to Dividend Equivalent Rights relating to vested Stock Units shall be paid as soon as practicable (and in all events within sixty (60) days) after the date on which such Stock Units vest.  For avoidance of doubt, you shall not be entitled to Dividend Equivalent Right payments with respect to Stock Units that do not vest.

With Respect to Shares of Restricted Stock.

You shall be entitled to receive all dividends payable with respect to any Shares of Restricted Stock issued in respect of Stock Units that vest if and to the extent dividends are paid on outstanding Shares, provided the applicable record date for the dividend occurs on or after the date the Restricted Stock is issued to you.  Any such dividends shall be paid at the same time other stockholders of the Company receive the dividend.

Voting Rights

With Respect to Stock Units.

You shall not be entitled to any voting rights in respect of the Stock Units.

With Respect to Shares of Restricted Stock.

You shall be entitled to voting rights with respect to any Shares of Restricted Stock (or unrestricted Shares, as applicable) issued in respect of Stock Units.

Evidence of Issuance

The issuance of the Shares in respect of Stock Units that vest pursuant to this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Share certificates.

Forfeiture of Unvested Stock Units and Restricted Stock

Unless the termination of your Service triggers accelerated vesting of your Stock Units or Shares of Restricted Stock pursuant to this Agreement, the terms of the Plan, or the terms of an employment, severance or any other written agreement or plan to which you are a party or in which you participate, you will automatically forfeit to the Company all of the unvested Stock Units and unvested Shares of Restricted Stock upon termination of Service.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave of absence provide for continued Service crediting, or when continued Service crediting is required by applicable law.  Your Service will terminate in any event when the approved leave of absence ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves of absence count for this purpose, and when your Service will terminate for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave of absence counts for this purpose even if your employer does not agree.

Withholding Taxes

You agree as a condition of this grant that you will make acceptable arrangements to satisfy any withholding or other taxes that may be due in connection with this Award.  In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to this Award, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of unrestricted Shares otherwise deliverable under this Agreement). You may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding (up to the maximum statutory withholding rate) to the extent it would not result in additional accounting expense.

Retention Rights

This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service with the Company or its Affiliate at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, do not have any of the rights of a stockholder with respect to any vested or unvested Stock Units until Shares have been issued to you and either a certificate evidencing your Shares have been issued or an appropriate entry has been made on the Company’s books.

Clawback	If the Company adopts a “clawback” or recoupment policy, this Award will be subject to repayment to the Company to the extent so provided under the terms of such policy.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Except as otherwise provided in this Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this Award comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) or an exemption to Code Section 409A, and this Award shall be interpreted accordingly.  To the extent that the Company determines that you would be subject to the additional twenty percent (20%) tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement or the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Company. If any amounts issuable or payable under the Award constitute deferred compensation for purposes of Code Section 409A, to the extent necessary to comply with Code Section 409A with respect to such amounts, (i) a termination of Service shall only be deemed to have occurred upon an event that would be a “separation from service” within the meaning of

Code Section 409A, and (ii) if this Agreement, the Plan or another agreement or plan specifies a period of time within which Shares or other amounts hereunder may be issued or paid, (A) the Company (and not you) shall determine when within such period such issuance or payment shall be made and (B) to the extent such period spans calendar years and the entitlement to such issuance or payment is subject to a condition that is within your control, such issuance or payment shall be made within such period in the latter calendar year.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.